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             EMPLOYMENT, NONDISCLOSURE, AND NONCOMPETITION AGREEMENT

     This Agreement is entered into on this 21st day of June, 1996, by and between Superpumper, Inc. a corporation duly organized and existing under the laws of State of North Dakota, with the place of business at 3520 North Broadway, Minot, North Dakota 58701, hereinafter referred to as (Employer), and Terry A. Domres of 2400 11th Avenue North West, Minot, North Dakota 58701, hereinafter referred to as (Employee). In consideration of the mutual promises and agreements set forth in this document, Employer and Employee agree as follows:

1. CONDITION PRECEDENT. The obligations of all parties to this Agreement is contingent upon the requirement that the contemplated merger between Superpumper, Inc. and Farstad Oil, Inc. has been approved pursuant to the merger plan between Superpumper, Inc. and Farstad Oil, Inc. by July 1, 1996. In the event said merger between Superpumper, Inc. and Farstad Oil, Inc. has not been completed by July 1, 1996, Domres and the shareholders of Domres may postpone the effective date of this transaction until such time as the merger between Superpumper, Inc. and Farstad Oil, Inc. has been approved.

2.   EMPLOYMENT.

     A. Employer hereby employs, engages, and hires employee as a manager for Employer's cash wash, convenience store and gas station operations, and Employee hereby accepts and agrees to such hiring, engagement, and employment, subject to the general supervision and pursuant to the orders, advice, and direction of Employer.

     B. Employee shall perform such other duties as are customarily performed by one holding such position in the same, or similar businesses or enterprises as that engaged in by Employer, and shall also additionally render such other and unrelated services and duties as may be assigned to him from time to time by Employer, provided such additional duties correspond with Employee's previous experience, skill level and work experience.

3. BEST EFFORTS OF EMPLOYEE. Employee agrees that he will at all times faithfully, industriously, and to the best of his ability, experience, talent, perform all the duties that may be required of and from him pursuant to the express and explicit terms of this Agreement, and all direction from Employer to the reasonable satisfaction of Employer. Such duties shall be rendered at the corporate headquarters of Employer in the City of Minot and at all other places as Employer has an interest, current business operation, or possible future business operation.


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4.   TERM OF EMPLOYMENT. The term of this Agreement shall be for a period of five (5) years, commencing July 1, 1996, and terminating June 30, 2001, subject however, to the prior termination as provided in this Agreement. At the expiration date of June 30, 2001, this Agreement shall terminate and Employee shall be consider an Employee at will, subject only to the non-disclosure and noncompete portions of this document which shall remain in full force and effect.

5.   COMPENSATION OF EMPLOYEE.

     A. BASE PAY. Employer shall pay Employee, and Employee shall accept from Employer, base compensation in the gross amount of $100,000 per year, before withholding for taxes, FICA and any other applicable payroll deductions. Salary shall be payable twice a month.

     B. BONUS PAY. Employer shall pay Employee quarterly bonuses of at least $10,625.00 due on January 31, April 30, July 31 and October 31st. Furthermore, employer may make additional bonus payments based on a percentage of gross volume for any detail shop, car wash, or quick lubes developed subsequent to the closing date as well as the Toad's Ride-N-Shine property.

     C. FRINGE BENEFITS. In addition his salary, the Employee shall be eligible to receive fringe benefits as they are made available to Employees of Employer from time to time in the exclusive discretion of Employer's board of directors. Employee shall be entitled to fringe benefits on the same terms and conditions as all other employees of similar stature.

     D. VACATION, SICK LEAVE AND OTHER HOLIDAYS. Employee shall receive vacation, sick leave and other time off in the same manner as other employees occupying a similar position. In the event Employee takes additional vacation or sick leave, due to illness or disability, the compensation and fringe benefits due Employee shall be reduced accordingly.

     E. REIMBURSEMENT FOR EXPENSES. Employee shall be reimbursed for authorized traveling and other out-of-pocket business expenses, provided they have been reasonably incurred in the performance of Employee's duties for Employer. Reasonable expenses shall include appropriate communication devices used for business purposes. Employee shall, within seven calendar days of any claimed reimbursable expense, submit to Employer an itemized account detailing the expenses and accompanied by receipts. Employer reserves the right to reject reimbursement of expense submissions not in compliance with Employer policy or which are not in compliance with Internal Revenue Service statutes, rules, regulations or other


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controlling or interpretive authority concerning deductible business expenses.

     F. COMPANY VEHICLE. Employer will furnish Employee with an automobile suitable for the performance of Employee duties. In connection with the automobile, Employer shall furnish insurance and routine maintenance. Employer shall provide gasoline only to the extent necessary for Employee's business use. All traffic violations shall be paid for by the Employee. The automobile will be replaced at the discretion of Employer with the Employee agreeing to maintain the automobile in first class condition at all times. This paragraph shall be effective only during those periods in which employee maintains a valid North Dakota drivers license.

6. HOURS DEVOTED TO BUSINESS. Employee is expected to work a regular work week of 40 hours. However, Employee is also expected to work any additional hours as are necessary to satisfactorily perform his assigned duties.

7. NONDISCLOSURE OF CONFIDENTIAL INFORMATION DURING EMPLOYMENT PERIOD AND AFTER TERMINATION. Employee agrees that for and during the entire term of the Employment Agreement, any information, data, figures, sales figures, projections, estimates, customer lists, tax records, personnel history, accounting procedures, promotion, and the like shall be consider and kept as the private and privileged records of Employer and will not be divulged to any person, firm, corporation, or other entity except on the direct authorization of the President of Employer. Further, upon termination of this Agreement for any cause, Employee agrees that he will continue to treat as private and privileged any information, data, figures, projections, estimates, customer lists, tax records, personnel history, accounting procedures, and the like and will not release any such information to any person, firm, corporation, or other entity, either by statement, deposition, or as a witness, except upon direct written authority of the President of the Employer, and Employer shall be entitled to an injunction by any competent court to enjoin and restrain the unauthorized disclosure of such information in addition to any other remedy available at law or equity.


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8.   COVENANT NOT TO COMPETE. Employee agrees that during the term of his employment with Employer, Employee shall not directly or indirectly engage in the business of a car wash or any business competitive with the Employer provided that if this agreement is terminated prior to the five year period the covenant not to compete shall be for a period of two years after such termination of Employment. Directly or indirectly engaging in the business of a car wash or in any competitive business shall include, but not be limited to, engaging in business as owner, partner, or agent, or as employee of any person, firm, corporation, or other entity engaged in such business, or being interested directly or indirectly in any such business conducted by any person, firm, corporation, or other entity. This Noncompetition Agreement shall be applicable within Ward County. In the event that a court of competent jurisdiction determines that the provision of this Noncompetition Agreement are unreasonable, said court may limit such provision to the extent it deems reasonable, without declaring the provision invalid in its entirety. The previous sentence shall not be construed as an admission by the Employer, but is only included to provide the Employer with the maximum possible protection consistent with the right of the Employee to earn a living subsequent to the termination of his employment. It is acknowledged by Domres that the annual salary, bonus and SPF's acceptance of the share exchange plan is sufficient consideration for the covenant not to compete.

9. COMPLETE AGREEMENT. This document contains the Complete Agreement concerning the employment arrangement between the parties and shall, as of the effective date hereof, supersede all other Agreements between the parties pertaining to employment.

10. GOVERNING IAW. This Agreement shall be governed according to the laws of the State of North Dakota.

11. SUCCESSORS. This Agreement is personal to the Employee and Employee may not assign or transfer any part of his rights or duties hereunder, or any compensation due to him hereunder to any other person. This Agreement may be assigned by the Employer upon receipt of the written consent of Employee, provided Employee shall not unreasonably withhold consent.

12. PARAGRAPH HEADINGS. The titles to the paragraph of this Agreement are solely for the convenience of the parties and shall not be used to explain, modify, simplify, or aid in the interpretation of the provisions of this Agreement.

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Dated this 21 day of June, 1996.

     /s/ Terry A. Domres
     ----------------------------------
     Terry A. Domres


SPF ENERGY, INC.


By   /s/ Jeffrey Farstad
     ----------------------------------
     Jeffrey Farstad
ITS: Chief Executive Officer

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